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                     September 21, 2022

       David Poltack
       Chief Financial Officer
       Athlon Acquisition Corp.
       c/o Causeway Media Partners
       44 Brattle Street
       Cambridge , MA 02138

                                                        Re: Athlon Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Form 10-Q for the
period ended June 30, 2022
                                                            File No. 001-39870

       Dear David Poltack:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction